Exhibit 99.1

news release
For Immediate Release

California Restaurant Association Chooses EMPLOYERS® as its new Provider of Choice for Members’ Workers’ Compensation Insurance Needs

November 8, 2007 – Reno, Nev. – EMPLOYERS® (NYSE:EIG), a leading provider of workers’ compensation insurance, today announced a new partnership with the California Restaurant Association (CRA) through which CRA members can purchase workers’ compensation insurance with a special CRA membership discount.

“We are enthusiastic about being the CRA’s provider of choice,” said Hale Johnston, Pacific Region President for EMPLOYERS. “We have a long track record of working successfully with the restaurant industry in California and this new relationship is going to make it easy and affordable for restaurant owners to take advantage of our outstanding workers’ compensation insurance and services.”

The CRA is the definitive voice for the more than 88,000 eating and drinking establishments operating in California, more than 22,000 of which are CRA members. With an estimated $54 billion in food and drink sales in 2007, generating $4.5 billion in sales tax per year, restaurants drive both revenue and employment in the state. California restaurants currently represent an estimated 1.4 million jobs, and the National Restaurant Association projects that number will increase to 1.6 million by 2017.

“I’m excited about this arrangement because EMPLOYERS is very focused on the needs of California restaurants,” said Jot Condie, CRA President and CEO. “EMPLOYERS does the majority of its business in California, where restaurants are its single largest class of business. Clearly, this makes EMPLOYERS a natural partner for the CRA.”

EMPLOYERS works through its network of independent insurance agents to offer workers’ compensation insurance and a suite of added-value services to policyholders including: claims management, loss control, fraud prevention and managed care services. The company also offers excellent customer support, with 24/7 multilingual claims reporting, flexible payment plans and a low minimum premium of only $500.

“Establishing positive relationships like this, is one way we feel the CRA can make an impact for our members,” said Condie. “We are very happy to have EMPLOYERS join us in enhancing our industry’s potential for success.”

EMPLOYERS is headquartered in Reno, Nev., and provides workers’ compensation insurance and services to small U.S. businesses in states coast to coast. Find your local EMPLOYERS Sales Executive and workers’ compensation insurance coverage information by visiting www.employers.com.

CONTACT: Trish White, Director, Corporate Communications, (775) 327-2636, twhite@employers.com.
                 Vicki Erickson, Vice President, Investor Relations, (775) 327-2794, verickson@employers.com.

Copyright © 2007 EMPLOYERS. All rights reserved. EMPLOYERS and America’s small business insurance specialists are registered trademarks of Employers Insurance Company of Nevada. Workers’ compensation insurance and services are offered through Employers Compensation Insurance Company and Employers Insurance Company of Nevada. Please contact your local EMPLOYERS Sales Executive or visit www.employers.com for coverage availability.